Byrna Technologies Inc. S-1/A

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement of Byrna Technologies, Inc. on Form S-1 to be filed on or around July 2, 2021, of our report dated May 18, 2020, except for the fourth paragraph of Note 24, as to which the date is June 1, 2021, (which report includes explanatory paragraphs related to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” and the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Byrna Technologies Inc. (the “Company”), as of and for the year ended November 30, 2019, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

July 2, 2021